Exhibit 10(bbb)

May 1, 2008

Thomas K. Montag

135 Central Park West, 11NC

New York, NY 10023

Dear Tom:

We are pleased to offer you the position of Head of Global Sales and Trading, reporting to John A. Thain, Chairman and CEO. In this capacity you will also be an Executive Vice President of Merrill Lynch. We anticipate and you agree that you will commence employment on August 4, 2008 (“the Start Date”).

The terms of our offer of employment are as follows:

1. COMPENSATION

a. Salary

Your starting salary will be at the annualized rate of $600,000.00 and will commence on the Start Date.

b. Incentive Compensation

You will be eligible to participate in the Merrill Lynch Variable Incentive Compensation Program (VICP). In general, VICP awards are granted annually at the sole discretion of management based upon individual performance, company financial results, and other criteria. However, for Performance Year 2008, you will receive a guaranteed VICP award of $39,400,000.00, provided you are in the continuous employment of Merrill Lynch through the scheduled payment date in early 2009 (“your Guaranteed VICP Award”). Your Guaranteed VICP Award may consist of cash or cash and equity, at the discretion of Merrill Lynch, but any portion of your Guaranteed VICP Award granted in equity will be at a percentage of your total compensation generally equivalent to the treatment given to similarly situated executives. Any equity portion of your Guaranteed VICP Award may consist of Merrill Lynch Restricted Units or other equity instruments subject to the vesting and other provisions of the applicable Merrill Lynch & Co., Inc. employee stock compensation plan (“the SCP”) and grant documents. Except as otherwise specifically provided in the applicable SCP and grant documents or in this letter, if your employment terminates for any reason or if you violate any of the terms and conditions of the grant prior to the vesting and/or distribution to you of your equity grant, your rights to the unvested and/or undistributed portion shall be terminated and such grants will be canceled. All equity grants are subject to the approval of the Management Development and Compensation Committee of the Merrill Lynch & Co., Inc. Board of Directors (“the MDCC”).

Your performance will be reviewed periodically. Any future salary and other compensation, including any future awards under the VICP, will be based on a consideration of a number of factors, including, but not limited to, company financial results and your individual performance, and shall be determined in Merrill Lynch’s sole discretion.

2.	REPLACEMENT OF FORFEITED EQUITY

To make you whole for the value of equity awards granted by your former employer that you will lose (including the time value of options you will exercise in advance of, or within thirty days of your Start Date, the time value of options you exercised in anticipation of your Acceptance Date, and the time value of options that are not exercisable as of the date of your written acceptance of this offer (“the Acceptance Date”)) in connection with your employment with Merrill Lynch (the “Forfeiture”) and subject to MDCC approval at its first regularly scheduled meeting following the Start Date, with respect to the equity grants described in this paragraph, Merrill Lynch will make cash payments and/or grants of equity to you, subject to our receiving reasonable written confirmation of a Forfeiture, in an aggregate amount to which we will agree (“the Replacement Value”). The Replacement Value will be divided in a manner to which we will agree into cash, Restricted Units, and stock options components (“the Cash Component,” “the Restricted Unit Component,” and “the Stock Option Component,” respectively).

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The Cash Component will be paid to you in cash within 30 days of the Start Date and will include the time value of options you will exercise in advance of, or within thirty days of your Start Date (including the time value of options you exercised in anticipation of your Acceptance Date).

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The Restricted Unit Component will be paid in the form of a grant of Merrill Lynch Restricted Units (the “Replacement Restricted Units”). Restricted Units will vest thirty-four percent six months from the start date, thirty-three percent on January 1, 2010 and thirty-three percent on January 1, 2011.

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The Stock Option Component will be paid in the form of a grant of stock options to purchase shares of Merrill Lynch common stock (“the Replacement Stock Options”). The Replacement Stock Options will have an exercise price equal to the average of the high and low prices of Merrill Lynch common stock on the New York Stock Exchange on the day the grant is approved by the MDCC or, if such date is not a trading day, on the previous trading day. Replacement Stock Options will become exercisable thirty-four percent six months from the start date, thirty-three percent on January 1, 2010 and thirty-three percent on January 1, 2011. Exercisable Replacement Stock Options shall remain exercisable until the tenth anniversary of the Start Date.

Should the MDCC fail to approve any or all of the Replacement Restricted Units and/or Replacement Stock Options, the value of the unapproved portion will be paid to you in cash no later than March 15, 2009.

3.      EFFECT OF THE TERMINATION OF YOUR EMPLOYMENT ON YOUR GUARANTEED VICP AWARD, ANY FUTURE EQUITY AND THE REPLACEMENT VALUE

a.	Qualifying Employment Termination

For purposes of this letter, either the termination of your employment by Merrill Lynch without Cause or your resignation with Good Reason, each as defined below, shall be deemed a Qualifying Employment Termination.

b.	Your Guaranteed VICP Award and Any Future Equity Awards

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If a Qualifying Employment Termination occurs before you are paid the cash portion of your Guaranteed VICP Award and before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, the entire Guaranteed VICP Award will be paid to you in cash on or about the scheduled payment date in early 2009, but not later than March 15, 2009.

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If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award but before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, that portion of your Guaranteed VICP Award that Merrill Lynch intended to award you in the form of an equity grant will be paid in cash on or about the scheduled payment date in early 2009, but not later than March 15, 2009.

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If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award and after you are granted any equity portion of your Guaranteed VICP Award and any subsequent equity awards, such grants will continue to vest, be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post-employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto, except for those provisions requiring notice of your resignation and restricting your employment by a competitor, which shall be waived.

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(1) If your employment is terminated by Merrill Lynch for Cause or (2) if you resign from Merrill Lynch for other than Good Reason before the Third Anniversary of the Start Date without meeting the eligibility criteria for Career Retirement as described in the SCP and grant documents, then any undistributed and or unexercised equity awards from the equity portion of your Guaranteed VICP Award and any subsequent equity awards will be canceled and you shall have no further rights with respect thereto.

c.	Replacement of Forfeited Equity

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If a Qualifying Employment Termination occurs before you are paid the cash portion of the Replacement Value and before you are granted the equity portion of the Replacement Value by the MDCC, the entire Replacement Value will be paid to you in cash as soon as Value by the MDCC, the entire Replacement Value will be paid to you in cash as soon as practical but not to exceed 6 months and in any event, on or before December 31 of the year following the year in which your Qualifying Employment Termination occurs.

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If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value but before you are granted the equity portion of the Replacement Value by the MDCC, that portion of the Replacement Value due in the form of equity grants will be paid in cash as soon as practical but not to exceed 6 months and in any event, on or before December 31 of the year following the year in which your Qualifying Employment Termination occurs.

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If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, such grants will continue to vest, to be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto, except for those provisions requiring notice of your resignation and restricting your employment by a competitor, which shall be waived.

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If your employment is terminated by you or by Merrill Lynch for any reason other than by Merrill Lynch for Cause and such employment termination is not a Qualifying Employment Termination, after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, such grants will continue to vest, be delivered to you, and become and remain exercisable, as the case may be, in accordance with the schedule contained in the grant, but only on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto.

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If your employment is terminated by you or by Merrill Lynch for any reason other than by Merrill Lynch for Cause and such employment termination is not a Qualifying Employment Termination, and such termination occurs before you have been both (a) paid the cash portion of the Replacement Value and (b) granted the equity portion of the Replacement Value by the MDCC, then the cash equivalents of such grants, will be paid to you according the vesting and delivery schedule and/or the exercisability schedule, as the case may be, that would have been contained in the grant had it been made, on the condition that you comply with the post employment covenants and other provisions of the SCP, the grant documents, and the covenant agreement attached hereto.

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If your employment terminates by Merrill Lynch for Cause after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, any undistributed and/or unexercised portion of the equity portion of the Replacement Value will be canceled and you shall have no further rights with respect thereto.

4.	DEFINITION OF CAUSE

For all purposes of this letter (except for the terms of the payments and equity grants in satisfaction of the Replacement Value, including without limitation the Replacement Restricted Units and Replacement Stock Options), Cause shall mean: (i) any substantial violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; (ii) any substantial violation of laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; (iii) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; or (iv) a substantial breach of this letter or any of the accompanying attachments; provided, however, that the definition of “Cause” that applies to your VICP equity awards and any subsequent awards shall not include any action or event not included in any definition of “Cause” generally applicable to similarly situated executives of Merrill Lynch as in effect from time to time. With respect to (i) and (iv) above, Cause shall exist only after you are given notice and an opportunity to correct your conduct, unless such conduct or its consequences cannot be reasonably corrected.

For purposes of the terms of the payments and equity grants in satisfaction of the Replacement Value, including without limitation the Replacement Restricted Units and Replacement Stock Options, Cause shall mean: (i) your engagement in (A) willful misconduct resulting in material harm to Merrill Lynch or (B) gross negligence in connection with the performance of your duties; or (ii) your conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of Company assets, or that would disqualify you from employment in the securities industry (other than a temporary disqualification).

5.	DEFINITION OF GOOD REASON

For the purpose of this letter agreement, Good Reason shall mean: (i) a meaningful and detrimental alteration in the nature your responsibilities or authority, but only after you have notified Merrill Lynch in writing that you believe such an alteration has occurred and, within 30 days of our receipt of such notice, we have not been able to resolve the matter to our mutual satisfaction; (ii) your reporting to an executive other than the CEO of Merrill Lynch & Co., Inc. during the three year period commencing on the Start Date; or (iii) a material reduction in your total annual compensation (salary and VICP) that is not experienced generally by similarly situated employees of Merrill Lynch.

6.      TERMS RELATING TO YOUR VOLUNTARY RESIGNATION AFTER THE THIRD ANNIVERSARY OF YOUR START DATE

Subject to MDCC approval, the grants under the SCP of the equity portion of your Guaranteed VICP Award and any subsequent equity awards granted to you prior to your satisfying the service and age requirements generally applicable to Career Retirement treatment shall provide that you will be eligible for Career Retirement treatment with respect to such grants upon completing three years of service, without any other requirement relating to your age or service, but subject to all other requirements and conditions normally associated with Career Retirement treatment imposed by the SCP, the grant documents, and the Covenant Agreement attached hereto.

7.	TERMS RELATING TO CHANGE IN CONTROL

If following a Change in Control a Qualifying Employment Termination occurs, any equity awards granted to you (including, without limitation, any awards granted in satisfaction of Replacement Value or your Guaranteed VICP Award or any subsequent awards) will immediately vest in full, be delivered to you and become and remain exercisable for the full original term, as the case may be, and shall not be subject to any forfeiture provisions or covenants; provided that, in the event that Merrill Lynch is not a surviving company in the Change in Control transaction, your right to receive securities will be converted, based on the terms of the change in control transaction, to securities of the acquiring entity.

The preceding sentence shall apply to your equity awards, notwithstanding any provisions in the applicable SCP or award agreement governing the treatment of equity awards in the event of a termination of employment without Cause or for Good Reason following a Change in Control. For the avoidance of doubt, Section 8.1 of the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan, and any similar provision contained in the applicable SCP, shall not apply to equity awards granted to you.

8.	MITIGATION

In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement and, such amounts shall not be reduced whether or not you obtain other employment, except where such employment violates a condition of payment.

9.	COVENANT AGREEMENT

On or prior to the Start Date, you agree to enter into Merrill Lynch’s standard covenant agreement for executives, a copy of which is attached hereto.

10.	INDEMNIFICATION

During and after your employment, Merrill Lynch shall indemnify and defend you with respect to claims relating to your employment to the fullest extent permitted under applicable law and Merrill Lynch’s Certificate of Incorporation.

11.	IRC SECTION 409A COMPLIANCE

Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to you hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, such payment or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured in a manner that does not cause such an accelerated or additional tax.

12.	FEES

Merrill Lynch will reimburse you for your actual attorney and consultant fees incurred in the finalization of this letter agreement, up to $25,000.00.

13.	WORK AUTHORIZATION

You must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove your identity and demonstrate that you are authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).

A further condition of this offer and your employment with Merrill Lynch is that you have not been convicted of a felony or certain misdemeanors which would disqualify you from employment with Merrill Lynch under federal securities law and under the rules of the Financial Industry Regulatory Authority. (These preconditions are referenced in the Merrill Lynch Statement of Employment Conditions and the Merrill Lynch Policy on Statutory Disqualification.)

14.	PRE-EMPLOYMENT PREPARATION

Prior to your start date with Merrill Lynch, you are required to complete pre-employment screenings, which includes substance abuse screening and Form I-9 verification. The Employee Service Center will assist you in scheduling these appointments. In addition, you must review Merrill Lynch policies and guidelines and submit a series of forms that provide required personal information. You will be receiving an email from our Employment Service Center instructing you on how to proceed with this process. If you have any questions in the interim, or you do not receive this email, please contact me.

You should also carefully review the attached Statement of Employment Conditions as this offer and your employment with Merrill Lynch are subject to them. In the event of a conflict between the Statement of Employment Conditions and this letter agreement, this letter agreement shall control.

Until this letter is filed with the SEC, you agree to keep this letter and its terms strictly confidential and not to disclose them to any person or entity except your attorney, financial advisor, and immediate family members, as long as such individuals agree that they are subject to this confidentiality provision. Nothing in this letter shall prohibit or restrict you from providing information pursuant to legal process.

This offer is contingent upon the approval of the MDCC. Once that approval is obtained, Merrill Lynch represents and warrants that it is fully authorized and empowered to enter into this Agreement and to perform its obligations thereunder. Any notice to you that is required under, or which concerns this Agreement shall be sent to you at your most recent address on file, and to your counsel:

Steven Eckhaus, Esq.

McCarter & English, LLP

245 Park Avenue

New York, NY 10167

seckhaus@mccarter.com

This Agreement may be executed in counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

In the event of a conflict between this letter and any other document, this letter shall control.

Tom, it goes without saying that we believe you can make a significant contribution to Merrill Lynch, and we look forward to your joining us.

Sincerely,

/s/ Peter R. Stingj

Peter R. Stingj
SVP, Head of Global Human Resources

Acceptance of offer

My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter and I am not relying on any such promises or understandings in accepting this offer. In signing this letter, I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies referred to in this letter, specifically the enclosed Statement of Employment Conditions and Policy on Statutory Disqualification.

Signed:/s/ Thomas K. Montag	Date:	5/1/08

Enclosed:

•	Statement of Employment Conditions

•	Policy on Statutory Disqualification

•	Covenant Agreement

Statement of Employment Conditions

All offers and/or contracts of employment by Merrill Lynch & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their subsidiaries, or affiliates, (“Merrill Lynch”) are subject to the following conditions:

1.        Unless otherwise expressly and specifically agreed to in writing and signed by an authorized officer of Merrill Lynch, all employment is terminable at will by either party. Written descriptions of compensation to be paid or benefits offered, including those in an employment offer letter, do not alter the at will employment status of any employee.

2.        Where applicable, all job offerees must provide documentary evidence of their right to work in the country where their position is located prior to beginning employment. In the U.S., the job offeree must provide documents necessary to meet the terms of the Immigration Reform and Control Act of 1986, which requires that the job offeree provide documents that prove his/her identity and demonstrate that he/she is authorized to work in the U.S.

3.        Employment at Merrill Lynch is subject to pre-employment screening requirements, the results of which must be acceptable to Merrill Lynch. These requirements consist of reference and background checks, including fingerprinting and criminal background searches, and, depending on job offeree’s work location, may include substance abuse screening.

4.        All job offerees and employees are subject to federal securities laws and the rules of the Financial Industry Regulatory Authority (“FINRA”) that prohibit persons who are subject to “statutory disqualification” from being employed by Merrill Lynch. The job offeree must not have been convicted of a felony or certain misdemeanors that would disqualify him/her from employment with Merrill Lynch under federal securities law and under FINRA rules.

5.        Unless otherwise expressly and specifically agreed to in writing, and signed by an authorized officer of Merrill Lynch, all compensation levels are within Merrill Lynch’s sole discretion and may be modified at any time.

6.        Unless otherwise expressly and specifically agreed to in writing, no compensation, either cash payments or equity awards, will be paid or awarded unless the employee is in the continuous employment of Merrill Lynch through the date of payment, except for amounts of base salary earned prior to termination and any unused, accrued vacation as required by state law. Continued employment with Merrill Lynch until the payment or award date is a pre-condition to any compensation payment or equity award, including any bonus, and no pro-rata payment or award will be due if employment terminates prior to the payment or award date.

7.        All officer titles in Merrill Lynch or any of its subsidiaries (e.g., Vice President) are subject to formal approval by the appropriate governing body.

8.        All non-public information concerning Merrill Lynch is its property, will be held in confidence by the employee, and will be used only for Merrill Lynch’s, or the clients’ benefit.

9.        Any inventions, together with non-public information of its clients, and copyrightable material developed by the employee in the scope of their employment will be promptly disclosed to Merrill Lynch and will be “works for hire” owned by Merrill Lynch, and the employee will, at Merrill Lynch’s expense, do whatever is necessary to transfer to Merrill Lynch, or document its ownership of, any such property.

10.      Events giving rise to reports required to be filed with regulatory organizations such as the Securities and Exchange Commission, FINRA, and any other regulatory organization in the U.S. or abroad must be reported promptly to your manager and where appropriate to the Firm’s Compliance Department or Corporate Security. These events include but are not limited to employee arrests, indictments and convictions, misappropriations by employees, the receipt of written customer complaints, and litigation matters involving customers of Merrill Lynch.

11.      Employees may not open or maintain securities accounts at other broker dealers. This policy extends to accounts in which the employee has a financial interest or has the power, directly or indirectly, to make investment decisions, including accounts of spouses and dependent children. Exceptions are rarely granted and require the written pre-approval of the employee’s manager and the Firm’s Compliance Department.

12.      Employees are expected to adhere to ethical standards of business conduct including those described in Merrill Lynch’s Guidelines for Business Conduct, its Guidelines for Electronic Communications, and its A Matter of Respect. Failure to do so can result in disciplinary action, including termination of employment.

These conditions of employment may be modified only in writing by the Executive Vice President for the business unit.

Policy on Statutory Disqualification

The federal securities acts and the Financial Industry Regulatory Authority rules prohibit persons who are subject to “statutory disqualification” from being employed by or associated with any member of a self-regulatory organization including brokerage firms. A person is subject to statutory disqualification if, within the previous ten year period, he or she has been convicted of, or pled guilty or no contest to, any felony, regardless of the crime. Thus, persons convicted of a felony involving the possession or use of drugs, domestic violence, assault, etc. are subject to this prohibition, regardless of whether the offense related in any way to a financial institution, securities or financial transaction. In addition, the prohibition extends to any misdemeanor involving:

•	Securities, commodities, banking, insurance, real estate, and purchase or sale of a security

•	Burglary

•	Counterfeiting

•	Forgery

•	Extortion

•	Making a false statement to a Government Official, Law Enforcement Officer, or under oath
•	Bribery

•	Embezzlement; theft of money

•	Conspiracy

•	Robbery

•	Petit larceny

•	Theft of a credit card, including use or possession of a stolen credit card

THIS AGREEMENT, dated                         , 2008 (the “Effective Date”) (the “Covenant Agreement”), by and between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company” or “Merrill Lynch”), and Thomas K. Montag (the “Executive”).

WHEREAS, the Company has entered into an agreement with the Executive, dated March         , 2008 (the “Agreement”), detailing the terms and conditions of his employment with the Company, pursuant to which the Company has agreed to pay certain amounts and grant certain equity awards, and the Executive has agreed to enter into this Covenant Agreement with the Company;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Covenant Agreement, the parties agree as follows:

1.	Covenants. The Executive agrees to the following covenants and agrees that the remedies for failure to comply with these covenants shall be as set forth herein under the heading “Remedies”.

A.	Notice Period. The Executive agrees that for the remainder of his or her employment, the Executive shall provide the Company and its affiliates (the “Group Companies”) with at least six months advance written notice (the “Notice Period”) prior to the termination of the Executive’s employment. The Executive further agrees that during the Notice Period, he or she shall remain employed by the Company (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. The Executive further agrees that during the Notice Period, he or she shall not directly or indirectly induce or solicit any client of the Company to terminate or modify its relationship with Merrill Lynch.

B.	Employment by a Competitor. The Executive acknowledges that the Group Companies are engaged in a global business and that the Executive has been involved in providing services to the Group Companies throughout the world. The Executive agrees that, during the period beginning on the date of the termination of his or her employment and ending on the date of vesting of his or her Restricted Shares or Restricted Units and the expiration date of his or her Stock Options or Stock Appreciation Rights (as those terms are defined in the Company’s Long-Term Incentive Compensation Plans) granted by the Company, he or she will not, without the Company’s prior written consent, engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of the Group Companies or its affiliates (a “Competitive Business”). Notwithstanding the foregoing, the Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company that is a competing business.

C.	Non-Solicitation. The Executive agrees that the retention of the goodwill and franchise value of the Group Companies would be seriously eroded if employees were to leave the

Group Companies. Accordingly the Executive agrees that he or she will not directly or indirectly solicit for employment any person who is or was an employee of the Group Companies at any time during the six-month period immediately preceding the date of such solicitation.

D.	No Hire. The Executive agrees that during a period of six months following his or her termination, he or she will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the Executive is associated), as an employee or independent contractor of the Executive or of any entity with which the Executive is associated, any person who is or was an employee of the Group Companies and who, as of the date of the Executive’s termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive, the Chief Executive Officer or the President of the Company (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of the Executive’s departure, reported directly to the Executive, CEO or President Direct Reports, provided, however, that the hiring of any person whose employment was involuntarily terminated by the Group Companies shall not be a violation of this covenant.

E.	Non-Disparagement. The Executive will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, any of the Group Companies, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Covenant Agreement will not apply to the extent the Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.

F.

Confidentiality.  The Executive acknowledges that he or she has acquired experience, confidential information, trade secrets, know-how and particular skills in the affairs, practices, client requirements and trade connections of the Group Companies. Because of the commercial importance to the Group Companies of this knowledge, information and the other matters referred to above, the Group Companies have an important interest in ensuring that after the termination of the Executive’s employment this knowledge is not used for the personal benefit of the Executive or to the detriment of the Group Companies. Therefore, the Executive agrees that following any termination of employment: he or she will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning any of the Group Companies’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to the Executive’s knowledge in the course of his or her employment or which is generated by him or her in the course of performing his or her obligations whether alone or with others.

The Executive agrees not to disclose the terms of this Covenant Agreement or the circumstances of his or her termination to any other party, except that the Executive may make such disclosure: on a confidential basis to his or her tax, financial and legal advisors, his or her immediate family members, any prospective employer or business partner, provided that, in each case, such third party agrees to keep the circumstances of the Executive’s termination and the terms of this Covenant Agreement confidential.

G.	Cooperation. Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his or her appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his or her employment or area of responsibility at the Group Companies, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide the Group Companies’ counsel all documents in Executive’s possession or control relating to such regulatory or litigation matters. The Company will reimburse Employee for all reasonable travel expenses in connection with such cooperation.

The Executive agrees that the covenants contained in paragraphs A-G of this Section 1 are reasonable and necessary to protect the legitimate business interests and goodwill of the Group Companies and that agreeing to comply with such restrictions was an inducement for the Company to agree to enter into the Agreement with the Executive. To the extent that any of the covenants contained in paragraphs A-G of this Section 1 or any other provision of this agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period, (iii) any activity or capacity covered by such covenant, or (iv) any other term or provision of such covenant, the covenant shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant shall not effect the legality and enforceability of the other covenants.

2.	Equity Grants: The Executive agrees that Restricted Units, Restricted Shares, Stock Options and Stock Appreciation Rights granted to him will be subject to forfeiture in the event that the Executive breaches any of the covenants contained in this Covenant Agreement.

3.	Remedies.

A.	Forfeiture of Equity Awards. The Executive agrees that in the event of a breach of any of the covenants contained herein, that his or her outstanding equity awards shall be forfeited.

B.

Injunctive Relief.  Without limiting any remedies available, the Executive acknowledges and agrees that a breach of the covenants contained in subparagraphs A, C, D, E, F and G of paragraph 1 hereof will result in material and irreparable injury to the Group

Companies for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore the Executive agrees that, in the event of such a breach or threat thereof, the Group Companies shall be entitled to seek and obtain a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs A, C, D, E, F and G of paragraph 1 or such other relief as may he required specifically to enforce any of the covenants in subparagraphs A, C, D, E, F and G of paragraph 1, provided however, that the Group Companies shall be entitled to seek injunctive relief for violations of subparagraph C of paragraph 1 only during the period beginning on the date of the Executive’s termination from the Group Companies and ending on the first anniversary of that date.

C.	Damages. In addition to the remedies called for by subparagraphs A and B of this paragraph 3, the Group Companies retains the right to seek damages and other relief for any breach by the Executive of any covenant contained in this Covenant Agreement, provided however, that the Group Companies shall be entitled to seek damages for violations of subparagraph C of paragraph 1 only during the period beginning on the date of the Executive’s termination from the Group Companies and ending on the first anniversary of that date.

4.	Legal Matters

A.	Governing Law. This Covenant Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

B.	Litigation. The Executive and the Group Companies agree (a) to arbitrate any and all disputes arising out of or related to this Covenant Agreement before either JAMS (under their Comprehensive Arbitration Rules and Procedures), FINRA and (b) that judgment on any arbitration award may be entered in any court of competent jurisdiction. Any arbitration shall be held in the State and County of New York. The Executive and the Group Companies further agree that the Group Companies can seek temporary and preliminary injunctive relief in court and submit to the exclusive jurisdiction of any federal or state courts sitting in the State of New York, County of New York for that purpose and for any purposes for which the aid of the court is required with respect to any arbitration commenced with respect to this Covenant Agreement. The Executive and the Group Companies also agrees not to bring any action or proceeding arising out of or relating to this Covenant Agreement in any court or forum other than those specified in this paragraph 4.B. The Executive and the Group Companies waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.

5.	Miscellaneous.

A.	Headings. The section headings contained in this Covenant Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Covenant Agreement.

B.	Employment at Will. Nothing in this agreement alters the at will nature of the Executive’s employment with the Company or any of the Group Companies. The Company and any of the Group Companies remain free to terminate the Executive’s employment at any time for any reason without notice (and the notice period in paragraph 1.A of this Covenant Agreement does not apply to such terminations).

C.	Voluntary Nature of Covenant Agreement. The Executive represents that he or she is entering into this Covenant Agreement voluntarily and has had adequate opportunity to consider whether or not to sign it and to seek such counsel as he or she deems appropriate.

D.	Amendment; Waiver. This Covenant Agreement may not be changed orally; it may only be changed by a writing executed by both parties. Merrill Lynch’s failure to enforce any provisions of this Covenant Agreement will not constitute waiver of its rights under this Covenant Agreement and shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

E.	No Reliance. Executive is not relying on any representations, understandings, undertakings, statements, or agreements not expressly set forth in this Covenant Agreement and disclaims any reliance on any such representations, understandings, undertakings, statements, or agreements.

F.	Construction. In the event an ambiguity or question of intent or interpretation arises, this Covenant Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Covenant Agreement.

G.	Counterparts. This Covenant Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Covenant Agreement as of the day and year indicated below.

MERRILL LYNCH & CO., INC.

By:	/s/ Peter R. Stingj
Name: Peter R. Stingj
Title: SVP, Head of Global Human Resources

Signed on:

/s/ Thomas K. Montag

Summary of Agreement with respect to Post-Employment Medical Coverage

Should your employment terminate without your attaining eligibility for coverage under Merrill Lynch’s then-current retiree medical plan, and the termination of your employment is not for Cause, Merrill Lynch will provide access to a plan or policy that will provide coverage that is identical to or better than the coverage provided under the then-current retiree medical plan at a premium cost to you that is no more than the premium paid by eligible employees paying a premium unsubsidized by Merrill Lynch, on the condition that you do not engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of Merrill Lynch or its affiliates.